CECO ENVIRONMENTAL TO RESTATE 2000 -- 2003 FINANCIAL STATEMENTS

NET INCOME WILL BE ADJUSTED DOWN FOR THE

YEARS ENDED DECEMBER 31, 2000 -- 2003.

HOWEVER THE ERROR IN 2004 WILL HAVE A POSITIVE AFFECT ON EARNINGS IN 2004.

THERE WILL BE NO CHANGES IN OUR CASH FLOW FROM OPERATIONS AS A RESULT OF THE RESTATEMENTS.

CECO Environmental Corp (CECE --NASDAQ) reported today that its in-house accounting staff has discovered an accounting error in the spreadsheet calculations used by the Company's construction division for its 'percentage of completion' accounting.
The net effect to the financials will be a cumulative reduction in revenue of $1,969,000 over the four year period from January 1, 2000 to December 31, 2003 with an equivalent charge to pre-tax net income for the same period.  None of the charges will affect any of CECO's actual cash positions.

The error has a favorable effect in the current year, 2004, as the Company understated revenues as our backlog was declining and therefore, the error is reversing. This will add approximately $180,000 to CECO's 2004 income before taxes for the nine months ended September 30, 2004.  Final 2004 numbers have not yet been reported. As soon as practicable, the Company will file an amended Report on Form 10-K for the year ended December 31, 2003 and amended reports on Form 10-Q for the first three quarters of 2004 to include restatements of the financial statements included in those reports to reflect the error.

CECO also stated that this error has not affected its cash flow from operations and does not affect the borrowing base calculation used for purposes of determining the amount CECO is permitted to borrow under its current loan agreement.

Phillip DeZwirek, Chairman and CEO of CECO stated that "our in-house accounting staff discovered this miscalculation and immediately reported it to our independent auditors.  As our business expands it is important to know that our Sarbanes-Oxley compliance preparation is working.  This accounting restatement has a negative affect on earnings historically and a positive affect on earnings for 2004.  It has no effect on the continuing progress in CECO's business which is maintaining its momentum."

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America's leading independent air pollution control company. Through its five subsidiaries -- Busch, CECO Filters, CECO Abatement Systems, kbd/Technic and Kirk & Blum -- CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvement systems. CECO is a full-service provider to the steel, military, aluminum, automotive, aerospace, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the Company's website at http://www.cecoenviro.com/.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Matters discussed in this news release contain forward-looking statements relating to the impact of the evaluation of the Company's accounting methods. These statements are subject to a variety of uncertainties and subject to completions of our restatement of the referenced financials. Pending the completion of the restatement process, it is possible that additional adjustments, or changes to our estimates, could be identified as a result of the reviews by management, the Company's audit committee and its auditors. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.